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EFFECTIVE AUGUST 23RD, 2004
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2005
IDM PHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19591	33-0245076
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5820 Nancy Ridge Drive
San Diego, California	92121
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (858) 860-2500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
Item 2.01. Completion of Acquisition or Disposition of Assets
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 7.01 Regulation FD Disclosure
Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4

Item 1.01. Entry Into a Material Definitive Agreement.
     On December 30, 2005, we entered into a first amendment (the “Amendment”) to the asset purchase agreement, dated November 23, 2005 (the “Agreement”), with Pharmexa Inc., a Delaware corporation (“Pharmexa”).
     Pursuant to the Agreement, as amended by the Amendment, subject to the terms and conditions set forth therein, we sold specific assets related to our infectious disease programs and certain other assets to Pharmexa for $12,000,000 in cash (the “Asset Sale”).
     The Amendment modifies certain schedules to the Agreement regarding equipment and contracts to be excluded from the Asset Sale and creates an obligation by Pharmexa to sell and transfer certain equipment and contracts acquired in the Asset Sale to a specified third party.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     Reference is made to Item 1.01 of this Current Report. The Asset Sale was completed on December 30, 2005.
     Jean-Loup Romet Lemonne, M.D., our Chief Executive Officer and Chairman of our board of directors, Robert De Vaere, our Chief Financial Officer, Emile Loria, M.D., our former President and Chief Business Officer and former member of our board of directors, and Mark Newman, Ph.D., our former Vice President, Infectious Diseases, are each entitled to acceleration of vesting of a certain number of shares of restricted stock pursuant to their employment agreements as a result of the Asset Sale. In addition, Dr. Newman is entitled to acceleration of a retention bonus payment schedule pursuant to his employment agreement as a result of the Asset Sale.
     A copy of our press release announcing the Asset Sale, dated January 3, 2006, is attached as Exhibit 99.1 to this Current Report and incorporated herein by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective as of December 31, 2005, Dr. Loria has left his position as our President and Chief Business Officer and as a member of our board of directors. In connection with his departure, Dr. Loria is entitled to receive severance benefits for a termination without cause pursuant to his employment agreement. In addition, on December 30, 2005, our compensation committee approved an additional grant of 50,000 fully vested shares of our common stock under our 2000 Stock Plan to Dr. Loria in connection with his departure.
     A copy of our press release announcing Dr. Loria’s departure, dated January 6, 2006, is attached as Exhibit 99.2 to this Current Report and incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
     On January 9-12, 2006, our executive officers plan to hold meetings with institutional investors and others at a conference to be held by JP Morgan, during which they will present information regarding our company. The information to be disclosed during these meetings is attached hereto as Exhibit 99.3 and is incorporated herein by reference.
Item 8.01. Other Events.
     Our most advanced Monocyte-derived Activated Killer cells, or MAK cells, product candidate is Bexidem, which is designed to treat superficial bladder cancer. Bexidem is currently in Phase II/III clinical development. The Phase II/III European study of Bexidem, which has been ongoing through 2005, reached the end-of-phase II milestone in December 2005, or 138 patients randomized. We are planning not to proceed with further enrollment in the Bexidem study until the data from a planned interim analysis is available, currently anticipated to be in early 2007. In addition, we have been in discussion with the United States Food and Drug Administration, or FDA, to

obtain a Special Protocol Assessment, or SPA, for a planned Phase II/III study in the US. In late December 2005, we reached a concurrence with the FDA on a clinical protocol design that can serve as a pivotal study. Based on the understanding that this will be a pivotal study, the FDA has requested additional product characterization information from us beyond what was previously submitted in the original Investigational New Drug application, or IND, in November 2004. While awaiting this additional information from us, the FDA has implemented a clinical hold for the pivotal study. We anticipate that we will submit a response to the FDA request for additional information within approximately the next 60 days, a timeframe which we do not anticipate will impact current clinical trial initiation timelines.
Item 9.01. Financial Statements and Exhibits.
(b)	Pro forma financial information.
     The required unaudited pro forma financial information for the fiscal year ended December 31, 2004 and as of and for the nine months ended September 30, 2005 is included as Exhibit 99.4 and incorporated herein by reference.
(c)	Exhibits
99.1	Press Release, dated January 3, 2006, entitled “IDM Pharma Completes Sale of Non-Core Assets to Pharmexa A/S for $12 Million Cash.”

99.2	Press Release, dated January 6, 2006, entitled “IDM Pharma Announces Departure of President.”

99.3	IDM Pharma, Inc. business presentation.

99.4	Pro forma financial information.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDM PHARMA, INC.

Date: January 6, 2006	By:	/s/ ROBERT J. DE VAERE

Robert J. De Vaere
Chief Financial Officer

INDEX TO EXHIBITS
Exhibit No.          Description
99.1	Press Release, dated January 3, 2006, entitled “IDM Pharma Completes Sale of Non-Core Assets to Pharmexa A/S for $12 Million Cash.”

99.2	Press Release, dated January 6, 2006, entitled “IDM Pharma Announces Departure of President.”

99.3	IDM Pharma, Inc. business presentation.

99.4	Pro forma financial information.